Filed Pursuant to Rule 424(b)(5)

Registration No. 333-226650

AMENDMENT NO. 1

To Prospectus Supplement dated January 29, 2021

(To Prospectus dated July 15, 2019)

$16,929,022

Common Stock

This Amendment No. 1 to Prospectus Supplement, or this Amendment, amends and supplements the information in the prospectus, dated July 15, 2019, filed as part of our registration statement on Form S-3 (File No. 333-226650) as previously supplemented by our prospectus supplement dated January 29, 2021, which we refer to together as the Prior Prospectus. The Prior Prospectus related to the offer and sale of shares of our common stock, $0.001 par value per share, having an aggregate offering price of up to $30,000,000 pursuant to the Capital on Demand™ Sales Agreement, or the sales agreement, we previously entered into with JonesTrading Institutional Services LLC and William Blair & Company, L.L.C., dated January 29, 2021. This Amendment should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

Through April 15, 2022, we have sold $10,922,884 of shares of our common stock in accordance with the sales agreement under the Prior Prospectus. We are filing this Amendment to amend and supplement the Prior Prospectus because we are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this Amendment and the Prior Prospectus are a part. After giving effect to these limitations and the current public float of our common stock, we currently may offer and sell from and after the date hereof shares of our common stock having an aggregate offering price of up to $16,929,022 under the sales agreement. If our public float increases such that we may sell additional amounts under the sales agreement and the registration statement of which this Amendment and the Prior Prospectus are a part, we will file another amendment prior to selling such additional amounts.

Our common stock is listed on The Nasdaq Capital Market under the symbol “ALRN.” The aggregate market value of our common stock held by non-affiliates as of April 15, 2022 pursuant to General Instruction I.B.6 of Form S-3 is $50,787,068, which was calculated based on 90,823,597 shares of our common stock outstanding held by non-affiliates and a price of $0.69 per share, the closing price of our common stock on April 6, 2022. As of the date hereof, we have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our securities involves risks. See “Risk Factors” on page S-8 of the Prior Prospectus and in the documents incorporated by reference in this Amendment and the Prior Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus, this Amendment or the accompanying prospectus. Any representation to the contrary is a criminal offense.

JonesTrading	William Blair

April 15, 2022